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                                                                       EXHIBIT 8

                                  [LETTERHEAD]

                                  June 7, 1996

Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Delta Bank & Trust Company
8018 Highway 23
Belle Chasse, Louisiana 70037

     Re: Proposed Agreement and Plan of Reorganization involving Delta Bank &
         Trust Company, Regions Financial Corporation, and Regions Bank of Louisiana

Ladies and Gentlemen:

     We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Delta Bank & Trust Company ("Delta") pursuant to the Agreement and Plan of Reorganization dated as of January 11, 1996 (the "Agreement") which provides for the merger of Delta with and into Regions Bank of Louisiana ("Regions Bank"), a wholly-owned subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) The Agreement;

          (2) The Joint Agreement of Merger;

          (3) The Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on June 7, 1996, including the Proxy Statement/ Prospectus for the Special Meeting of the stockholders of Delta; and

          (4) Such additional documents as we have considered relevant.
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     In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Delta and Regions and through certificates provided by the management of Delta and the management of Regions.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Belle Chasse, Louisiana market area. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of this Agreement, at the Effective Time, Delta shall be merged into and with Regions Bank in accordance with the provisions of Sections 6:351-355 of the LBL and with the effect provided therein (the "Merger"). Regions Bank shall be the Surviving Bank of the Merger and shall continue to be governed by the Laws of the State of Louisiana. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Delta and Regions and the Joint Agreement of Merger, in substantially the form of Exhibit 1 of the Agreement, which has been approved and adopted by the Boards of Directors of Delta and Regions Bank.

          (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Delta, Regions or the stockholders thereof, the shares of the constituent entities shall be converted as follows:

             (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Regions Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (c) Each share of Delta Common Stock (excluding shares held by Delta or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 2.2568 shares of Regions Common Stock (subject to adjustment as described below and pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio") provided however, that:

                (i) (1) in the event that the Average Closing Price is less than $40.00, but not less than $38.00, Regions shall, in addition to issuing 2.2568 shares of Regions Common Stock for each share of Delta Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time, make a cash payment for each such share of Delta Common Stock (the "Cash Consideration") equal to the product of (1) the difference between (x) $40.00 and (y) the Average Closing Price and (2) the Exchange Ratio;

                (2) in the event the Average Closing Price is less than $38.00, the Cash Consideration calculated in clause (1) above shall be calculated as if the Average Closing Price were nonetheless $38.00;

                (3) Regions may, in its sole discretion and option, pay all or any part of the Cash Consideration (if any) in shares of Regions Common Stock valued at the Average Closing Price; and

                (ii) in the event that the Average Closing Price is greater than $46.00, each share of Delta Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that

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           number of shares of Regions Common Stock equal to the quotient obtained by dividing (1) the product of $46.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price.

          (3) In the event Delta changes the number of shares of Delta Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio, and each of the dollar amounts set forth above in 2(c)(i), 2(c)(ii), or Section 10.1(g) of the Agreement shall be appropriately adjusted.

          (4) Each of the shares of Delta Common Stock held by any Delta Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (5) Any holder of shares of Delta Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 6:376 of LBL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBL, including the provisions of Section 376 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of Delta fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of Delta Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock (plus Cash Consideration, if applicable) determined under Section 3.1 of the Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of the Agreement.

          (6) Notwithstanding any other provision of the Agreement, each holder of shares of Delta Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

          (7) At the Effective Time, each award, option, or other right to purchase or acquire shares of Delta Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Delta Rights") granted by Delta under the Delta Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Delta Right, in accordance with the terms of the Delta Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for Delta and the Committee of Delta's Board of Directors (including, if applicable, the entire Board of Directors of Delta) administering such Delta

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     Stock Plan, (ii) each Delta Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights) and Cash Consideration, if applicable, (iii) the number of shares of Regions Common Stock subject to such Delta Right shall be equal to the number of shares of Delta Common Stock subject to such Delta Right immediately prior to the Effective Time multiplied by the Exchange Ratio, (iv) the amount of cash consideration, if applicable, subject to such Delta Right shall be equal to the number of shares of Delta Common Stock subject to such Delta Right immediately prior to the Effective Time multiplied by the Cash Consideration, and (v) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Delta Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Delta Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause
     (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of Delta Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted Delta Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the date of exercise of such Delta Right. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this section
     (7), each Delta Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this section (7).

          (8) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each Delta Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Delta Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by section (7) after giving effect to the Merger), and Regions shall comply with the terms of each Delta Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Delta Stock Plan, that Delta Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of Delta Rights assumed by it in accordance with Section 3.6 of the Agreement. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Regions shall administer the Delta Stock Plan assumed pursuant to Section
     3.6 of the Agreement in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Delta Stock Plan complied with such rule prior to the Merger.

          (9) All restrictions or limitations on transfer with respect to Delta Common Stock awarded under the Delta Stock Plans or any other plan, program, or arrangement of any Delta Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

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     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (1) The fair market value of the Regions Common Stock received by each stockholder of Delta will, in each instance, be approximately equal to the fair market value of the Delta Common Stock surrendered in exchange therefor.

          (2) The stockholders of Delta holding at least fifty percent (50%) of the total value of the Delta Common Stock outstanding immediately prior to the Merger will receive Regions Common Stock in exchange for their Delta Common Stock.

          (3) There is no plan or intention by any of the stockholders of Delta who own five percent (5%) or more of the outstanding Delta Common Stock, and to the best of the knowledge of the management of Delta, the remaining Delta stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock that they will receive in the Merger that will reduce on the part of the Delta stockholders such stockholders' ownership of Regions Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than fifty percent (50%) of the aggregate value of all of the stock of Delta outstanding immediately prior to the Merger. For purposes of this representation, shares of Delta stock that are disposed of or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding Delta stock immediately prior to the Merger. Moreover, shares of Delta Common Stock and shares of Regions Common Stock held by Delta stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

          (4) In the Merger, Regions Bank will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Delta immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by Delta immediately preceding the Merger and all amounts paid out of the assets of Delta as reorganization expenses will be considered as assets held by Delta immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by Delta immediately prior to the Merger.

          (5) Regions has no plan or intention to liquidate Regions Bank, or to sell or otherwise dispose of its stock in Regions Bank or cause Regions Bank to sell or otherwise dispose of any of the assets acquired by Regions Bank from Delta, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions Bank.

          (6) From and after the consummation of the Merger, Regions Bank will continue the historic business of Delta or use a significant portion of Delta's business assets in a business.

          (7) The liabilities of Delta to be assumed by Regions Bank in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by Delta in the ordinary course of its business.

          (8) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between Delta and Regions or between Delta and Regions Bank that was issued, acquired, or will be settled at a discount.

          (9) Delta, Regions Bank, and Regions will each pay all direct costs and expenses incurred by it or on its behalf in connection with the Merger, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (10) None of Regions, Regions Bank or Delta are investment companies as defined in Code Section 368(a)(2)(F).

          (11) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

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          (12) Prior to the Merger, Regions will be in control of Regions Bank.
     For purposes of this assumption, as well as assumption 12, a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

          (13) Following the Merger, Regions Bank will not issue additional shares of Regions Bank Common Stock that would result in Regions losing control of Regions Bank.

          (14) The fair market value and adjusted basis of the assets to be transferred from Delta to Regions Bank as a result of the Merger will equal or exceed the sum of the liabilities of Delta to be assumed by Regions Bank (plus the amount of liabilities to which the assets to be transferred are subject).

          (15) The payment of cash to Delta stockholders in lieu of fractional shares of Regions Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience to Regions of issuing and transferring fractional shares. The total cash consideration that will be paid in the transaction to Delta stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Delta stockholders in exchange for their shares of Delta Common Stock. The fractional share interests of each Delta stockholder will be aggregated, and no Delta stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Regions Common Stock.

          (16) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock that will be issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Delta stockholders.

          (17) None of the compensation received by any stockholder-employee of Delta represents separate consideration for, or is allocable to, any of his Delta stock. None of the Regions stock that will be received by Delta stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a Delta stockholder-employee who continues as an employee of Regions or Regions Bank subsequent to the Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

          (18) Delta has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to stockholders prior to the Merger.

          (19) No stock of Regions Bank will be issued in the Merger.

          (20) Delta has not reacquired or redeemed any of its stock within the last three (3) years.

          (21) The reorganization of Regions, Regions Bank, and Delta will occur pursuant the Agreement.

          (22) Regions does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any stock of Delta.

                                    OPINIONS

     Based on the foregoing assumptions, we are of the opinion that:

          (1) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Louisiana Acts, the Merger be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D). Delta, Regions Bank, and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

          (2) The stockholders of Delta will recognize no gain or loss upon the exchange of their Delta Common Stock solely for shares of Regions Common Stock.

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          (3) No loss will be recognized by a Delta stockholder upon the exchange of such stockholder's Delta Common Stock for shares of Regions Common Stock and any Cash Consideration paid in cash. Gain, if any, will be recognized by a Delta stockholder in an amount equal to the excess of the fair market value of Regions Common Stock received (including any fractional share interest) plus any Cash Consideration paid in cash over such stockholder's tax basis in the Delta Common Stock exchanged therefor, but not in excess of the total cash received.

          (4) If an exchange has the effect of the distribution of a dividend (determined with the application of certain constructive ownership rules), the amount of gain recognized that is not in excess of a Delta stockholder's ratable share of undistributed earnings and profits will be treated as a dividend taxable as ordinary income. The remainder, if any, of the gain recognized will be capital gain, provided the Delta Common Stock is held as a capital asset in the hands of the exchanging stockholder on the Effective Date. Whether an exchange has the effect of the distribution of a dividend will be determined under the principles of Section 302 as though there were a redemption by Regions of the portion of its stock the Delta stockholders would have received if they had received Regions Common Stock instead of the Cash Consideration received in cash, if any. In general, under Section 302, dividend treatment will result unless the redemption is (i) a complete termination of the stockholder's interest,
     (ii) substantially disproportionate with respect to the stockholder, or
     (iii) not essentially equivalent to a dividend. With respect to whether a stockholder will have completely terminated his interest, as former Delta stockholders who do not exercise dissenters' rights will receive and hold shares of Regions Common Stock, there will not be a complete termination of their interest in Regions. As to the second test, a redemption will be substantially disproportionate if the stockholder owners less than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote and the percentage of the voting stock owned by the stockholder after the redemption is less than eighty percent (80%) of the percentage of the voting stock he owned before the redemption. Finally, even if the redemption is not considered to be substantially disproportionate with respect to the stockholder, the distribution may be considered to be not essentially equivalent to a dividend. Whether a redemption is not essentially equivalent to a dividend will depend upon the facts and circumstances. The Service has ruled, for example, that where there is a meaningful reduction in a stockholder's interest in the redeeming corporation, the relative interest of the stockholder is minimal and the stockholder exercises no control over the affairs of the corporation, the redemption is not essentially equivalent to a dividend. Rev. Rul. 76-385, 1976-2 C.C. 92.

     (5) The basis of the Regions Common Stock to be received by a Delta stockholder (including any fractional share interest) will be the same as the basis of the Delta Common Stock surrendered in exchange therefor, decreased by any Cash Consideration received in cash, and increased by the amount, if any, treated as a dividend and the amount of the gain recognized by such stockholder with respect to the Merger.

     (6) The holding period of the Regions Common Stock to be received by a Delta stockholder (including the holding period of any fractional share interest) will include the period during which the Delta Common Stock surrendered in exchange therefor was held by the Delta stockholder, provided such stock was held as a capital asset in the hands of the Delta stockholder on the date of the exchange.

     (7) The payment of cash in lieu of fractional shares of Regions Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Regions Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (8) Where solely cash is received by a Delta stockholder in exchange for his Delta Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Delta Common Stock, subject to the provisions and limitations of Section 302.

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                                   CONCLUSION

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, Delta, and their stockholders. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                          Very truly yours,

                                          ALSTON & BIRD

                                          By:      /s/  Philip C. Cook
                                            ------------------------------------
                                                       Philip C. Cook

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